Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited fourth quarter 2018 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

ArcBest Consolidated

Interest expense

Interest expense, net of interest income, was $1.4 million in fourth quarter 2018 and $5.6 million in full year 2018.  ArcBest expects first quarter 2019 net interest expense to approximate $1.5 million and $8.0 million in full year 2019.  The increase in the expected 2019 amounts is related to anticipation of higher interest rates and higher levels of revenue equipment expected to be financed during 2019.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

The “Other, net” line of ArcBest’s income statement, primarily includes the costs associated with nonunion pension and postretirement plans and changes in cash surrender value of life insurance.  The amount on this line was a net cost of $15.1 million in fourth quarter 2018 versus net cost of $1.2 million in fourth quarter 2017.  After excluding non-GAAP items detailed in the following paragraphs, the remaining costs were $0.3 million in fourth quarter 2018 and $0.3 million in fourth quarter 2017.  ArcBest expects the non-GAAP “Other net” expense to approximate $0.3 million in first quarter 2019 and $1.2 million in full year 2019.

The portion of the “Other, net” expense line that is associated with nonunion pension expense, including settlement charges, is excluded when presenting non-GAAP net income and EPS and totaled $12.6 million in fourth quarter 2018 versus $1.6 million in fourth quarter 2017. The increase over the previous year is due to settlement of plan obligations. As previously disclosed, ArcBest is in the process of terminating its nonunion pension plan which is expected to be completed in first quarter 2019. In first quarter 2019, nonunion pension expense, including settlement charges, is estimated to total approximately $4 million. Cash funding of approximately $7 million is expected in first quarter 2019. The pension settlement charges and the actual amount required to fund the plan are dependent on several factors, including benefit elections made by plan participants, interest rates, value of plan assets and cost of annuity contracts.

Changes in cash surrender value of life insurance reflected a decline of $2.3 million in fourth quarter 2018 compared to an increase of $0.7 million in fourth quarter 2017.  This change was an indication of the fourth quarter 2018 market declines experienced on these assets that are invested much like pension plan assets.  ArcBest excludes changes in cash surrender value when presenting non-GAAP net income and EPS.

Tax Rate

ArcBest’s fourth quarter 2018 effective GAAP tax rate was 26.0% which resulted in a GAAP tax rate of 20.3% for full year 2018.  The “Effective Tax Rate Reconciliation” table on Page 10 of ArcBest’s fourth quarter 2018 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates.  ArcBest currently expects the full year 2019 tax rate to be approximately 27%, while the effective rate in any quarter, may be impacted by items discrete to that period.

“Other and eliminations” line within Operating Income on the Operating Segment Data and Operating Ratios statement

The loss reported in the “Other and eliminations” line was $7.2 million in fourth quarter 2018 compared to a loss of $6.3 million in fourth quarter 2017.

In 2019, we expect the loss in this line to total approximately $25 million. The 2019 estimated increase of approximately $3 million versus 2018 is primarily related to investments in the design and development of digital business platforms.  As previously discussed, these types of investments to develop and design various technology and innovations occur within the ArcBest Technologies subsidiary which is included in the “Other and eliminations” line.  These investments are required to be expensed when incurred.  This line also includes expenses related to shared services for the delivery of comprehensive transportation and logistics services to ArcBest’s customers.

We expect the quarterly loss in the “Other and eliminations” line to vary throughout 2019 as a majority of this item relates to our shared services which will primarily be allocated to the reporting segments based upon resource utilization-related metrics, such as shipment levels, and therefore will fluctuate with business levels. As a result, the loss in this line tends to be higher in periods when business levels are lower, typically the first and fourth quarters of the year. In the first quarter of 2019, we estimate the loss in this line to approximate $7.5 million.

Capital Expenditures

In 2018, total net capital expenditures, including equipment financed, equaled $134 million which was below previous expectations reflecting shifts in the timing of some expenditures into 2019.  2018 revenue equipment totaled $90 million, the majority of which was for ArcBest’s Asset-Based operation.  Depreciation and amortization costs on property, plant and equipment were $104 million.  In addition, amortization of intangible assets was $4.5 million in 2018.

For 2019, total net capital expenditures are estimated to range from $170 million to $180 million. This includes revenue equipment purchases of approximately $90 million, primarily replacements for ArcBest’s Asset-Based operation.  The increase in the 2019 capital expenditure estimate is primarily associated with real estate projects, dock equipment, including forklifts, and technology investments. ArcBest’s depreciation and amortization costs on property, plant and equipment in 2019 are estimated to range from $110 million to $115 million. This expense range does not include amortization of intangible assets which are estimated to be approximately $4.5 million in 2019.

Asset-Based Segment

Excluding fuel surcharge, the increase in fourth quarter billed Rev/Cwt on Asset-Based, LTL-rated freight was in the mid-single digits.  ArcBest secured an average 4.6% increase on Asset-Based customer contract renewals and deferred pricing agreements negotiated during the quarter.  The full year 2018 average contract and deferred pricing increase was 4.7%.

Asset-Based quarterly total tonnage per day increased 2.8% versus last year’s fourth quarter.  For fourth quarter 2018, by month, Asset-Based daily total tonnage versus the same period last year increased by 2.3% in October, increased by 2.8% in November and increased by 3.3% in December.  These total tonnage figures included the impact of solid LTL-rated tonnage gains whose monthly increases were in the upper single digit percentage range throughout the quarter.  Truckload-rated shipments in the ABF Freight Asset‑Based network were below the prior year by more than 10% in each month of the fourth quarter as availability of these shipments at acceptable price levels was more limited.  In addition, with the growth in LTL-rated business, ArcBest is utilizing more of its available equipment and workforce capacity to serve the needs of LTL customers.

Technology Initiatives

As previously disclosed, technology investments have been made in ArcBest Technologies in a variety of areas to improve our customer experience and also optimize costs in our operating segments. For example, in the Asset-Based segment, we have described work to improve city pick-up and delivery productivity with enhanced tools such as barcoding, tablets and scanning equipment. In the ArcBest Asset-Light segment, common quoting systems and predictive analytics tools are currently in use and undergoing continuous development, all of which require ongoing investment.

ArcBest Technologies serves as the incubator for the initial phases of technology development. Once a level of success is demonstrated, these initiatives may be transitioned into the field and operating segments for more extensive and live testing, feedback and ongoing development. As a result, we expect that our Asset-Based business will incur additional costs of approximately $10 million during 2019. We estimate the cost impact to increase throughout the year, with approximately $1.5 million estimated in first quarter 2019. Such investments are important for us to continue meeting and exceeding our customers’ expectations in a rapidly evolving marketplace.  If successful, we expect there would be some future benefits from the broader application of these initiatives in our business.

Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2019 through 2022, ABF Freight’s Teamster employees would be eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount must include the related benefit expense estimated under this plan. The potential bonus would be based on union employee earnings for the full year.  While impacted by business and associated labor levels, we estimate that one percent of ABF Freight’s annual union employee earnings would equate to approximately $5 million - $6 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided.  If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

January 2019 Business Update – Asset-Based Segment

Statistics for January 2019 have not been finalized. Preliminary Asset-Based financial metrics and business trends for the month of January 2019, compared to January 2018 are as follows:

•	Daily Billed Revenue increased approximately 6%.
•

Total Tonnage/Day was approximately flat with mid-single digit percentage increases in LTL-rated tonnage offset by double digit percentage decreases in TL-rated spot shipments moving in the Asset-Based network.

•	Shipments/Day increased approximately 6%.
•	Total Billed Revenue/CWT increased approximately 6%.
•	Total Billed Revenue/Shipment was approximately flat with low-single digit percentage increases on LTL-rated shipments.
•

Total Weight/Shipment decreased approximately 6%, with the weight/shipment on LTL-rated shipments down approximately 1%.  The reduction in LTL-rated weight/shipment is the result of changes in freight profile and account mix, primarily impacted by business growth with a few specific accounts.

In recent years, the historical average sequential change in ArcBest’s Asset-Based operating ratio in the first quarter, versus the fourth quarter, has been an increase of approximately 350 - 400 basis points. The fourth quarter 2017 to first quarter 2018 Asset-Based operating income change was much better than the historical average, primarily due to the significant yield management improvements resulting from the implementation of our space-based pricing initiative. The prior year sequential operating ratio improvement also benefited from strong pricing on spot quoted truckload-rated shipments. The sequential change in the first quarter 2019 Asset-Based operating ratio will be positively impacted by the timing of ABF Freight’s February 4th general rate increase, which will be in effect during the last two months of first quarter 2019.

As we have mentioned before, ABF Freight’s current five year labor agreement, effective as of April 1, 2018, included a ratification bonus and additional vacation time for many union employees.  Because the quarterly costs associated with the additional vacation increase through the first year of the contract, additional costs that will apply to first quarter 2019, relative to fourth quarter 2018, will equal approximately $0.5 million. As described in the preceding “Technology Initiatives” paragraphs, the Asset-Based segment will incur incremental costs from technology development.

There will be 63 working days in the first quarter compared to 63.5 days in the first quarter of 2018.

ArcBest Asset-Light Segment

January 2019 Business Update – ArcBest Asset-Light Segment [Excluding FleetNet]

Statistics for January 2019 have not been finalized. For the ArcBest Asset-Light segment, not including FleetNet, preliminary revenue per day decreased slightly versus the same period in 2018.  The year‑over‑year revenue decrease was related to lower average revenue per shipment and a slight reduction in daily shipments. However, net revenue per day increased approximately 5%, reflecting continued growth in managed transportation services and an improved ability to source capacity and drive yield due, in part, to enabling technologies.

Forward-Looking Statements

Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; relationships with employees, including unions, and our ability to attract and retain employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; the loss or reduction of business from large customers; the cost, timing, and performance of growth initiatives; competitive initiatives and pricing pressures; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; greater than expected funding requirements for our nonunion defined benefit pension plan; availability and cost of reliable third-party services; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; governmental regulations; environmental laws and regulations, including emissions-control regulations; the cost, integration, and performance of any recent or future acquisitions; not achieving some or all of the expected financial and operating benefits of our corporate restructuring or incurring additional costs or operational inefficiencies as a result of the restructuring; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer plans; litigation or claims asserted against us; the loss of key employees or the inability to execute succession planning strategies; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; self-insurance claims and insurance premium costs; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance and fuel and related taxes; potential impairment of goodwill and intangible assets; maintaining our intellectual property rights, brand, and corporate reputation; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; antiterrorism and safety measures; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.